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                                                                    Exhibit 99.1

       TERAYON ANNOUNCES RESIGNATION OF SHLOMO RAKIB AS PRESIDENT AND CTO

     Santa Clara, CA - September 30, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management platforms, today announced that Shlomo Rakib has resigned his position as Terayon's President and Chief Technical Officer effective October 1, 2004. Rakib will continue to serve as a member of the Terayon Board of Directors and will be available to provide ongoing assistance with strategic and technical matters.

"For the past 10 years, my entrepreneurial energy and drive have been focused exclusively on developing Terayon as a leading provider of innovative broadband solutions and best-of-breed products," said Rakib. "We have built a strong technological foundation for the company through a portfolio of award-winning innovations, creative patents and intellectual property, and a team of talented engineers. Therefore, the timing is now right for me to turn my attention to my family and the next phase of my life. This move allows me to do that, while maintaining involvement with the company I love."

     "On behalf of everyone at Terayon, I want to thank Shlomo for his years of total dedication and technical vision and wish him well in his future endeavors," said Jerry Chase, CEO, Terayon. "Shlomo is a keystone in the success and reputation of Terayon as a broadband innovator, and has been instrumental in the advancement and growth of the cable industry. His technical achievements in S-CDMA enabled the cable industry to take formerly unusable plant and convert it to revenue-generating bandwidth, and he has done pioneering work in modulation and access technologies, digital transceivers and RF design. In addition to his ongoing involvement with Terayon at the Board level, we are thrilled that Shlomo also will continue to assist us with key customer relations, industry forums and company initiatives as needed."

ABOUT TERAYON

     Terayon Communication Systems, Inc. provides broadband access, delivery and



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management solutions for broadband providers who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

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Press contacts:                                      Investor contact:
Margaret Huang                                       Kristin Stokan
AtomicPR                                             Terayon Director, Finance
 (415) 703-9454                                      (408) 486-5206
margaret@atomicpr.com                                kristin.stokan@terayon.com

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, as well as the other risks and uncertainties detailed from time to time in Terayon's filings with the Securities and Exchange Commission, including Terayon's 10-Q for the quarter ended June 30, 2004 and 10-K for the year ended December 31, 2003.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.